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                                                                   EXHIBIT 23.18


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 6 to the Registration Statement on Form S-4 and related Prospectus of Apartment Investment and Management Company for the registration of Preferred Stock and Class A Common Stock and of AIMCO Properties, L.P. for the registration of $200,000,000 of its Partnership Preferred Units and Partnership Common Units, and to the incorporation by reference therein of our report dated March 27, 1998, except for Note 1, as to which the date is September 24, 1998, with respect to the Historical Summary of Gross Income and Direct Operating Expenses of Sun Lake Apartments for each of the three years in the period ended December 31, 1997 included in Amendment No. 3 to Apartment Investment and Management Company's Current Report on Form 8-K dated November 2, 1998 filed with the Securities and Exchange Commission.


                                         /s/ Ernst & Young LLP

Indianapolis, Indiana
January 13, 1999